Exhibit 3.3.4

ARTICLE III

MEETINGS OF SHAREHOLDERS

SECTION 2. ANNUAL MEETING

(a)           Date and Time. The Board of Directors may fix any day and time during the month of November 2005 for the 2005 annual meeting of stockholders and any day and time during the month of May for all subsequent annual meetings, in each case for the election of Directors and the transaction of any business as may be properly brought before the meeting, but if no such day and time is fixed by the Board of Directors, the annual meeting for 2005 shall be held on November 21, 2005 and the meeting for each subsequent calendar year shall be held on the fourth Thursday in May, if that day is not a legal holiday.  If that day is a legal holiday, the annual meeting shall be held on the next succeeding business day that is not a legal holiday.

(b)           Postponement.  The Board of Directors, acting by resolution, may postpone and reschedule any previously scheduled annual meeting of shareholders; provided however that notice of the postponement of any properly-noticed annual meeting must be given, by any means specified in Section 4 below, not less than ten (10) days prior to the previously scheduled meeting date.

(c)           Effect of Failure to Hold Annual Meeting.  Failure to hold an annual meeting shall not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

(d)           Transaction of Business.  Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for herein, who is entitled to vote at the meeting and who complied with the notice procedures set forth herein.

(e)           Advance Notice Requirements.  For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of the foregoing paragraph, the shareholder must have given timely notice thereof in writing delivered to the Secretary of the Corporation by personal delivery or by first-class United States mail, postage prepaid.  To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to the actual annual meeting date and not later than the close of business on the later of the 90th day prior to the actual annual meeting date or the 20th day following the date on which public announcement of the date of such meeting is first made.  Such shareholder’s notice shall set forth:

(i)                                     as to each person whom the shareholder proposes to nominate for election or reelection as a director; all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)                                  as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce such proposal; and

(iii)                               as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by each shareholder and such beneficial owner.

Only such persons who are nominated in accordance with the procedures set forth herein shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth herein.  The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth herein and, if any proposed nomination or business is not in such compliance, to declare that such defective proposal shall be disregarded.

(f)            Inclusion of Shareholder Proposals in Proxy Statement.  Notwithstanding the foregoing provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.  Nothing herein shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.  Any proposal that is properly included in the Corporation’s proxy statement and not validly withdrawn shall be brought before the annual meeting.